Exhibit 10.24

Marvell Semiconductor, Inc.
5488 Marvell Lane
Santa Clara, California 95054 United States of America

Daniel Durn
[email]

June 8, 2026

Dear Dan,

It is our pleasure to offer you the position of Executive Vice President and Chief Financial Officer with Marvell Semiconductor, Inc. ("the Company"), a subsidiary of Marvell Technology, Inc. (“Marvell”), at a salary of $850,000.00 USD per year, subject to Marvell’s Board of Directors approving your appointment on June 10, 2026.

Your manager will be Matt Murphy, Chairman & CEO. Your work location will be at our Santa Clara, California office.

You will be eligible to participate in the Company’s Annual Incentive Plan (AIP) with a target bonus of 120% of your current base salary. The amount of your actual AIP bonus payment will be determined by the Company at its sole discretion based on the company’s performance against defined financial metrics. However, if your start date is after the last day of the third fiscal quarter, you will not be eligible to participate in the AIP for that fiscal year. You will be eligible to participate in the AIP for the following fiscal year. You must be an active Company employee at the time of the bonus payout to be eligible for payment. It is clarified that the Company retains the right to modify, amend or terminate its plans and policies, including the AIP, from time to time, at its sole discretion. Any such modification or amendment will be communicated to you. It is also clarified that any payment of bonus or other compensation in one financial year, under any of the Company’s plans and/or policies does not create a right to claim such compensation or bonus from the Company in the future.

Equity Awards

You will be recommended to the Executive Compensation Committee (“ECC”) for the below-described grants. For the purposes of the equity awards described below (collectively, the “Award”), the Award is calculated based on the average closing price of Marvell common stock over the 30 trading days preceding June 8, 2026 which was $193.22. The vesting start date shall be the effective date of the Award granted by Marvell's executive compensation committee (or a subcommittee thereof), which is expected to be June 15, 2026.

Time based RSU Award #1 – 25,877 shares (intended grant value $5,000,000 USD)

A restricted stock unit award equal to 25,877 common shares of Marvell (“RSU1”). RSU1 shall vest over a four (4) year period with 1/4th vesting on the first anniversary of the vesting start date and a further 1/16th vesting per quarter thereafter over the next succeeding three (3) years, provided that you continue to serve as an active employee through each applicable vesting date. The foregoing award is subject to applicable local laws and regulations and will be subject to your return to us of completed, signed award agreement (or acceptance of such award in accordance with the Marvell's policies related to such awards).

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Time based RSU Award #2 – 25,877 shares (intended grant value $5,000,000 USD)

A restricted stock unit award equal to 25,877 common shares of (“RSU2”). RSU2 shall vest over a two (2) year period with 50% vesting each on the first and second anniversary of the vesting start date, provided that you continue to serve as an active employee through each applicable vesting date. The foregoing award is subject to applicable local laws and regulations and will be subject to your return to us of completed, signed award agreement (or acceptance of such award in accordance with the Marvell's policies related to such awards).

Time based RSU Award #3 – 25,877 shares (intended grant value $5,000,000 USD)

A restricted stock unit award equal to 25,877 common shares of Marvell “RSU3”). RSU3 shall vest over a one (1) year period with 1/4th vesting every three (3) months following the vesting start date, provided that you continue to serve as an active employee through each applicable vesting date. The foregoing award is subject to applicable local laws and regulations and will be subject to your return to us of completed, signed award agreement (or acceptance of such award in accordance with the Marvell's policies related to such awards).

TSR Performance Stock Unit (PSU) Award – 25,877 shares (intended grant value $5,000,000 USD)

A TSR performance award of 25,877 common shares of Marvell (the “PSU” Award) (as defined below); such amount being referred to as the target amount for this award. The PSU Award vests on the third anniversary of the date of grant, provided you remain an employee through such vesting date, and the amount that ultimately vests can range from 0% to 250% of target depending on how Marvell’s total shareholder return compares to the performance of the S&P 500 Index and on Marvell’s non-GAAP EPS CAGR percentile rank compared to the non-GAAP EPS CAGR of each company in our peer group. The PSU Award shall be on the same terms and performance measures as PSU awards awarded to other employees on April 15, 2026 (except for the actual vesting date).

You will also be eligible for additional grants of equity and compensation increases as part of the Company’s annual review process. The amount of any future equity grant or compensation increase will be determined by the Company at its sole discretion based on a number of factors including but not limited to company and individual performance.

Sign-on Bonus

You are eligible to receive a sign-on bonus in the amount of $1,000,000 USD, should you accept the terms of that supplemental offer agreement which will be provided to you. Please note, your employment is not contingent upon acceptance of the supplemental agreement, and you may join Marvell without agreeing to those terms.

Change of Control (CIC) benefits

You will be eligible for Tier 2 CIC benefits if your employment is terminated without cause in conjunction with a change in control of Marvell. A separate agreement outlining the terms and conditions of these benefits will be provided to you.

In accordance with the Immigration Reform and Control Act of 1986, it will be necessary for you to submit documents to Human Resources evidencing both your employment authorization and identity within three (3) business days of your date of hire. Acceptable documents include, but are not limited to:
•A valid driver’s license and social security card, or
•A current passport

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Please note your offer is contingent upon:
•Successful completion of a routine background investigation
•The Company’s receipt from you of a signed Employee Agreement, which contains the Company's Confidential Information and Invention Assignment Provisions, Code of Business Conduct and Ethics and Arbitration Agreement. These documents will be available as part of pre-onboarding process.
•Completion of visa, license requirements, and government restricted party screening requirements, if applicable.
Your employment with the Company is at the mutual consent of you, the employee, and the Company, the employer. Your employment with the Company is at-will. Either you or the Company may terminate your employment at any time and for any or no reason. The at-will nature of your employment may only be changed by a written agreement signed by both you and the CHRO.

Marvell is an exciting company whose mission is to develop and deliver semiconductor solutions that process, move, store, and secure the world’s data faster and more reliably than anyone else. We look forward to your acceptance as we believe you will be an important addition to our team.
This letter (if accepted) and the Employee Agreement noted above, together with the supplemental offer agreement (should you agree to it), constitute the entire agreement between you and the Company regarding the terms of your employment, and supersede any prior representations or agreements, whether written or oral, concerning the terms of your employment. This letter may not be modified or amended except by a signed written agreement.

To accept this offer, please sign and return this letter on June 8, 2026. Before submitting your response please print a copy of this letter for your records.

Sincerely,

/s/ Janice Hall
Janice Hall
EVP, Chief Human Resources Officer

Accepted By:
/s/ Dan Durn

Date Signed: June 8, 2026

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Supplemental Offer Agreement

Marvell Semiconductor, Inc.
5488 Marvell Lane
Santa Clara, California 95054 United States of America

Daniel Durn

June 8, 2026

Dear Dan,

Should you accept the terms of this supplemental offer agreement, you will receive a sign-on bonus in the amount of $1,000,000 USD, subject to applicable withholding taxes, which will be paid the last payroll date in December 2026. The sign-on bonus is earned over the first twenty-four (24) months of your employment and is paid in consideration of your provision of services over the twenty-four-month period. If, within twenty-four (24) months of your date of hire, you voluntarily terminate your employment with the Company, or if the Company terminates your employment for Cause, you will be required to repay the Company the pro-rated amount of the sign-on bonus not yet earned on a post-tax basis on or before your last day of employment.
For the purposes of the sign-on bonus, Cause is defined as: (a) a felony; (b) a willful refusal to follow or carry out directives of Marvell management; (c) engaging in unfair competition with the Company; (d) violating the terms of your Employee Agreement; (e) committing an act of embezzlement, fraud or theft with respect to the property of the Company; (f) deliberately disregarding the rules of the Company in such a manner as to cause material loss, damage or injury to the Company; or (g) failure to meet the expectations set for your position.

Your offer of employment is not contingent upon acceptance of this supplemental offer agreement, and you may join Marvell without agreeing to accept a sign-on bonus and/or relocation benefits. Nothing in this supplemental offer agreement changes the at-will nature of your employment with the Company.

To accept this supplemental offer agreement, please review, sign and return this agreement on June 8, 2026. Before submitting your response please print a copy of this letter for your records.

Sincerely,

/s/ Janice Hall
Janice Hall
EVP, Chief Human Resources Officer

Accepted By:
/s/ Dan Durn                                    Date Signed: June 8, 2026

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